Exhibit 99.1

NEWS RELEASE	#15-13

CARBO Announces Third Quarter 2015 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $75.8 million increased 3% sequentially.

•	Quarterly ceramic proppant sales volumes increased 24% sequentially.

•	Quarterly GAAP net loss of $13.9 million, or a loss of $0.60 per share.

•	This net loss includes $3.6 million, or $0.15 per share, of after-tax costs associated with slowing and idling production and $2.3 million, or $0.10 per share in miscellaneous after-tax charges.

HOUSTON, TX (October 29, 2015) — CARBO Ceramics Inc. (NYSE: CRR) today reported a GAAP net loss of $13.9 million, or a loss of $0.60 per share, on revenues of $75.8 million for the quarter ended September 30, 2015. This net loss includes $3.6 million, or $0.15 per share, of after-tax costs associated with slowing and idling production and $2.3 million, or $0.10 per share in miscellaneous after-tax charges.

CEO Gary Kolstad commented, “The industry environment remains extremely challenging, but we continued to grow the number of clients using our production enhancement technologies, despite being in an environment where E&P operators are focused on a reduction of cash spend. KRYPTOSPHERE® HD and SCALEGUARD® technologies were again successfully employed in the ultra-deep Lower Tertiary formation in the Gulf of Mexico during the quarter. In addition, our total ceramic proppant sales volumes increased 24% sequentially, while imports of low quality Chinese ceramic proppant remained very low. Clients using our Design, Build, and Optimize the Frac® platform continue to experience success in their production results. This platform allows our clients to configure a customized solution for their reservoir, increase well production and estimated ultimate recovery (EUR), and lower finding and development costs.

“In addition to increased production, E&P operators are benefiting from significant cost reductions in lease operating expense (LOE) when they use SCALEGUARD. This technology is designed to eliminate costly workovers that are normally needed to remove production damage caused by scale and avoid costly remedial chemical injections. We are not aware of any workovers on wells that have used SCALEGUARD, and some of them have been on production for over 500 days.

“We continued to navigate through a challenging operating environment marked by depressed industry activity. Our cash preservation and cost reduction efforts remain a top priority in managing through this downturn. Measures taken during the quarter to better match the organizational structure to expected activity levels included the idling of additional ceramic proppant production capacity, delaying future capital expenditures and reducing operational and overhead costs across the company,” Mr. Kolstad said.

CARBO Ceramics Third Quarter 2015 Earnings Release October 29, 2015 Page 2

Third Quarter Results

Revenues for the third quarter of 2015 decreased 51%, or $79.6 million, compared to the third quarter of 2014. The decrease was mainly attributable to a decrease in proppant sales volumes (as specified in the Proppant Sales Volumes table below) and market-driven reductions in the average selling prices.

Operating loss for the third quarter of 2015 was $19.2 million compared to an operating profit of $19.0 million in the third quarter of 2014. The decrease was mainly attributable to the decrease in ceramic proppant sales volumes and a decrease in average ceramic proppant selling price. In addition, the Company expensed $5.5 million in unabsorbed production costs as a result of low production levels and idled facilities. Operating loss was further impacted by $1.7 million in severance costs and a $1.7 million loss on derivative instruments. These other production costs and miscellaneous charges are presented in the tables below. The impact of these items was partially offset by SG&A cost cutting measures implemented in early 2015 and throughout the year. In addition, the Company recorded a $5.0 million impairment of long-lived assets and a $2.8 million inventory adjustment during the third quarter of 2014, which did not reoccur during the third quarter of 2015.

Net loss for the third quarter of 2015 was $13.9 million, compared to net income of $13.7 million in the third quarter of 2014.

Proppant Sales Volumes (in million lbs)	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014
Ceramic	236	382
Resin Coated Sand	—	36
Northern White Sand	172	289

Total	408	707

Summary of Other Production Costs and Miscellaneous Charges

Other Production Costs (In thousands)	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014
Slowing and idling production	$5,528	$—
Tax effect of other production costs	(1,935)	—

Total	$3,593	$—

Miscellaneous Charges (In thousands)	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014
Severance	$1,664	$—
Loss on derivative instruments	1,654	—
Inventory Adjustment	—	2,798
Impairment of Assets	—	4,955
Tax effect of miscellaneous charges	(1,051)	(2,504)

Total	$2,267	$5,249

CARBO Ceramics Third Quarter 2015 Earnings Release October 29, 2015 Page 3

Technology and Business Highlights

•	KRYPTOSPHERE and SCALEGUARD technologies were successfully used in another Lower Tertiary well in the Gulf of Mexico. In response to the operator’s request for additional scale control, CARBO combined KRYPTOSPHERE and the highest concentration of SCALEGUARD used thus far to enable maximum scale inhibition while maintaining high conductivity and enhancing long-term production and recovery. Additional wells are expected in the Gulf of Mexico and internationally.

•	CARBONRT® ULTRA was commercialized in September 2015 and has been utilized in three U.S. basins. A detectable inert tracer technology for sand stimulated completions in vertical and horizontal wells, CARBONRT ULTRA enables the detection and evaluation of near-wellbore proppant location and quantity. It accurately measures perforation cluster efficiency and near-wellbore connectivity to maximize ultimate recovery. Information gathered from these diagnostics enables operators to reduce costs and ultimately improve their completion efficiency.

•	SCALEGUARD and SALTGUARDTM Production Assurance technologies were employed on a five-well pad in the Bakken. This technology combination is engineered to eliminate the deposition of scale and salt within the proppant pack, perforations and wellbore, enabling long-term production assurance. This solution is expected to greatly reduce freshwater consumption and its associated procurement, transportation and disposal costs.

•	In the Eagle Ford, a large E&P operator employed STRATAGEN® to provide onsite fracture supervision and advisory services. STRATAGEN monitored treatments in real-time, often revising the stimulation treatment, resulting in improved proppant placement. With its basin expertise, STRATAGEN has reduced chemical and water consumption by 10% without jeopardizing well productivity, resulting in a savings of over $0.5 million to the operator. Based on these results, STRATAGEN has displaced the incumbent consulting company and has been awarded 100% of the operator’s onsite consulting in this basin.

•	During the quarter, an independent E&P operator used the new Multi-Well feature of FRACPRO® software to model the completion program used in offset wells. The operator built an earth model using the FRACPRO log analysis tools, analyzed Diagnostic Fluid Injection Test (DFIT) injections for multiple wells, and imported the offset well pumping data. A pressure and geometry match on those wells was then completed. FRACPRO enabled the operator to identify several completion design improvements, most notably increasing fracture conductivity as well as optimizing perforation spacing and scheme.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “The oil and gas industry remains severely depressed. Recent evidence points to E&P operators substantially reducing completion activity in the fourth quarter of 2015. As a result, our proppant sales volumes in the fourth quarter of 2015 will likely decline significantly when compared to the third quarter of 2015. In addition, we expect to see continued pricing pressure in the fourth quarter of 2015.

CARBO Ceramics Third Quarter 2015 Earnings Release October 29, 2015 Page 4

“Despite current industry activity, client discussions regarding our proppant-delivered production enhancement technologies are positive. SCALEGUARD, part of our Production Assurance platform, continues to see its client base grow as a result of its cost effective scale-inhibitor solution and quick payback period compared to other products on the market. Further field trials for SALTGUARD and other production enhancement technologies will continue this year.

“Construction and commissioning of the first phase of our KRYPTOSPHERE retrofit are now in the final stages. We expect first production volumes and sales of KRYPTOSPHERE LD during the fourth quarter of 2015. Given the state of oil and gas activity today, we have decided to defer completing the second phase of the retrofit until market conditions warrant moving forward with the project.

“It appears the industry is headed for a longer downturn than previously expected. As a result of this, we initiated another round of cost reduction efforts across the organization. We continue to address the over-supply situation in the proppant industry by taking capacity offline when necessary. As we rationalize our capacity to market demand, we will evaluate the need to analyze our assets for potential impairment.

“We believe focusing on areas that are within our control, while continuing to develop industry-needed technologies, will allow us to weather this downturn and emerge a stronger company,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s third quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10072575

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through November 5, 2015 at 9:00 a.m. Eastern Time. To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers). Please reference conference number 10072575. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

CARBO Ceramics Third Quarter 2015 Earnings Release October 29, 2015 Page 5

About CARBO

CARBO® focuses on integrating technologies to produce engineered solutions in its Design, Build, and Optimize the Frac technology businesses, delivering important value to E&P operators by increasing well production and EUR.

For more information, please visit www.carboceramics.com.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing, and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation on hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

CARBO Ceramics Third Quarter 2015 Earnings Release October 29, 2015 Page 6

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
	(In thousands except per share)		(In thousands except per share)
Revenues	$75,807	$155,402	$222,806	$480,527
Cost of sales	80,404	113,252	263,703	340,365

Gross (loss) profit	(4,597)	42,150	(40,897)	140,162
SG&A expenses	14,609	18,087	45,902	53,960
Start-up costs	—	—	—	811
Loss (gain) on disposal or impairment of assets	15	5,055	(148)	4,864

Operating (loss) profit	(19,221)	19,008	(86,651)	80,527
Other (expense) income, net	(64)	48	(199)	342

(Loss) income before income taxes	(19,285)	19,056	(86,850)	80,869
Income tax (benefit) expense	(5,387)	5,312	(27,346)	25,680

Net (loss) income	$(13,898)	$13,744	$(59,504)	$55,189

(Loss) earnings per share:
Basic	$(0.60)	$0.60	$(2.59)	$2.39

Diluted	$(0.60)	$0.60	$(2.59)	$2.39

Average shares outstanding:
Basic	23,009	22,945	22,944	22,947

Diluted	23,009	22,945	22,944	22,947

Depreciation and amortization	$13,887	$13,353	$40,893	$37,059

CARBO Ceramics Third Quarter 2015 Earnings Release October 29, 2015 Page 7

Supplemental Income Statement

(Break-out of other production costs and miscellaneous charges)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Revenues	$75,807	$155,402	$222,806	$480,527
Cost of sales	72,192	110,454	214,092	337,567
Slowing and idling production	5,528	—	25,157	—
Loss on derivative instruments	1,654	—	14,259	—
Lower of cost or market and other inventory adjustments	—	2,798	4,372	2,798
Severance	1,030	—	5,823	—

Gross (loss) profit	(4,597)	42,150	(40,897)	140,162
SG&A expenses	13,975	18,087	43,788	53,960
Start-up costs	—	—	—	811
Loss (gain) on disposal or impairment of assets	15	5,055	(148)	4,864
Severance	634	—	2,114	—

Operating (loss) profit	(19,221)	19,008	(86,651)	80,527
Other (expense) income, net	(64)	48	(199)	342

(Loss) income before income taxes	(19,285)	19,056	(86,850)	80,869
Income tax (benefit) expense	(5,387)	5,312	(27,346)	25,680

Net (loss) income	$(13,898)	$13,744	$(59,504)	$55,189

Balance Sheet Information

	September 30, 2015	December 31, 2014
	(In thousands)
Assets
Cash and cash equivalents	$90,694	$24,298
Deferred income taxes	38,668	11,348
Other current assets	180,302	301,965
Property, plant and equipment, net	573,761	568,716
Goodwill	12,164	12,164
Intangible and other assets, net	17,759	15,735

Total assets	$913,348	$934,226

Liabilities and Shareholders’ Equity
Bank borrowings	$88,000	$25,000
Derivative instruments (current)	6,232	—
Other current liabilities	33,853	52,415
Deferred income taxes	77,723	80,754
Derivative instruments (noncurrent)	5,498	—
Shareholders’ equity	702,042	776,057

Total liabilities and shareholders’ equity	$913,348	$934,226

Contact:

Mark Thomas, Director, Investor Relations

(281) 921-6458